Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2011 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the December 31, 2010 consolidated financial statements of Communication Intelligence Corporation which appears in their Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ GHP Horwath, P.C.
Denver, Colorado
October 24, 2012